UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                    May 18, 2016

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:               (201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION

Form 8-K

Current Report

Item 1.01.        Entry into a Material Definitive Agreement.

On May 18, 2016, Cambrex Corporation (the “Company”), the Subsidiary Borrowers party thereto and the Subsidiary Guarantors party thereto entered into a credit agreement (the “Credit Agreement”) relating to a five (5) year $500 million revolving credit facility (the “Facility”) with Wells Fargo Bank, National Association, as Administrative Agent, and the banks and financial institutions party to the Credit Agreement as lenders. Loans under the Facility bear interest based upon, at the Company’s option, either LIBOR plus a margin ranging from 1.25% to 2.00% based upon the Company’s Leverage Ratio (as defined in the Credit Agreement) or the Alternate Base Rate (as defined in the Credit Agreement) plus a margin ranging from 0.25% to 1.00% based upon the Company’s Leverage Ratio. The Credit Agreement includes a $150,000,000 incremental facility pursuant to which the Company may increase the revolving credit commitments or establish a class of term loans. The Credit Agreement also includes two financial covenants determined by reference to the Company’s Leverage Ratio and its Interest Coverage Ratio (as defined in the Credit Agreement).

Item 1.02.        Termination of a Material Definitive Agreement

In connection with entering into the Credit Agreement, the Company terminated its existing $250 million revolving credit facility pursuant to the credit agreement, dated as of November 2, 2011, among the Company, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1        Credit Agreement, dated as of May 18, 2016, among Wells Fargo Bank Chase Bank, N.A., as Administrative Agent, and the banks and financial institutions party to the Credit Agreement as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: May 23, 2016	By:	/s/ Samantha Hanley
	Name:	Samantha Hanley
	Title:	Vice President & General Counsel